UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 28, 2005

TERAX ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-72230	88-0475757
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

9600 Great Hills Trail, Suite 150W, Austin, Texas 78759
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (512) 231-8444

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 1.02	TERMINATION OF MATERIAL DEFINITIVE AGREEMENT

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On October 28, 2005 the Registrant’s Board of Directors received consent resolutions executed as of October 28, 2005, by the holders of more than two-thirds of the Registrant’s outstanding common shares removing J. William Rhea, IV from office as a director of the Registrant. The consent resolutions also instructed the Registrant’s Board of Directors to determine whether Mr. Rhea had breached the terms of his employment by the Registrant and, if so, to remove Mr. Rhea as an officer of the Registrant and to terminate Mr. Rhea’s employment by the Registrant. Mr. Rhea did not serve on any committees of the Board of Directors.

On November 3, 2005, the Registrant provided Mr. Rhea with a copy of the disclosures it is making in response to this Item 5.02 as filed with the SEC, and provided Mr. Rhea with the opportunity to furnish the Registrant a letter stating whether he agrees with the statements made in this Form 8-K. The Registrant undertakes to file any such letter by an amendment to this Form 8-K within two business days after receipt by the Registrant.

On October 31, 2005 the Registrant’s Board of Directors accepted the resignations of Rex White as a director of the Registrant and Bill Chester as a director and officer of the Registrant. Messrs. White and Chester did not serve on any committees of the Board of Directors

Also on October 31, 2005 Andrew Hromyk and John Legg were appointed to the Registrant’s Board of Directors to fill vacancies created by the removal of Mr. Rhea and the resignations of Messrs. White and Chester. Neither Mr. Hromyk nor Mr. Legg were appointed to any committees of the Board. On June 1, 2005 the Registrant acquired all of the issued and outstanding shares of Erath Energy Inc. in exchange for 1,590,000 shares of the Registrant’s Common Stock valued at $1.00 per share. One of the vendors, First Finance Limited, is a British Columbia company controlled by Mr. Hromyk. First Finance Limited received 289,910 of the 1,590,000 shares issued. Additional particulars of the transaction are contained in the Registrant’s Current Report on Form 8-K dated June 1, 2005.

On November 3, 2005 the Registrant’s Board of Directors unanimously resolved to remove Mr. Rhea from his position as Chief Executive Officer of the Registrant and terminate his employment contract. Mr. Rhea was terminated for cause. A copy of the Registrant’s letter to Mr. Rhea detailing the reasons for his termination is attached to this Current Report as Exhibit 99.1.

ITEM 8.01	OTHER ITEMS

On or about September 22, 2005 the Board of Directors of the Registrant became aware that J. William Rhea, IV, the Chief Executive Officer of the Registrant, may have withdrawn the sum of $26,000.00 from the Registrant’s bank account for his personal benefit. On September 29, 2005, the Board of Directors of the Registrant formed a Special Committee to investigate the matter and report back to the Board. The Report of the Special Committee is attached to this Current Report as Exhibit 99.2.

Pursuant to the terms of the Management Group Stock Pool Agreement between the Registrant and Messrs. Rhea and Chester dated June 7, 2005, each of Messrs. Rhea and Chester agreed that in the event of resignation or, in the event of termination for cause, the shares of the Registrant’s common stock registered in their names and held in escrow pursuant to that Agreement would be returned to the treasury of the Registrant for cancellation. Accordingly, the 5,500,000 shares of the Registrant’s common stock registered in the names of Messrs. Rhea and Chester are being returned to the treasury of the Registrant for cancellation. As a result of the foregoing the Registrant’s issued and outstanding share capital is now 46,577,000 common shares.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

Exhibit
Number	Exhibit Title of Description
99.1	Termination Letter
99.2	Report of the Special Committee

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERAX ENERGY, INC.

Date: November 3, 2005	By:	/s/ Phillip A. Wylie, Esq.

	Name:	Phillip A. Wylie, Esq.
	Title:	Director